UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K
____________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 8, 2018
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R1 RCM Inc.
(Exact Name of Registrant as Specified in Charter)
 ____________

Delaware	001-34746	02-0698101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue, Suite 2700, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (312) 324-7820

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.
Background
On May 8, 2018, R1 RCM Inc. (the “Company”) completed the previously announced acquisition of Intermedix Holdings, Inc. (“Intermedix”) through the merger of Project Links Merger Sub, Inc. (“Merger Sub”), a wholly-owned indirect subsidiary of the Company, with and into Intermedix, with Intermedix surviving the merger as a wholly-owned indirect subsidiary of the Company (the “Acquisition”).

The purchase price for the Acquisition was $460 million, subject to customary adjustments for cash, debt, transaction expenses and normalized working capital. The Company funded the purchase price for the Acquisition and the Company’s associated transaction expenses with a combination of cash on hand and the incurrence of additional indebtedness through the Credit Agreement and Note Purchase Agreement (each as defined below and further described below). The Company intends to file any financial statements that may be required by Item 9.01(a) of Form 8-K with respect to the Acquisition within 71 calendar days after the date that this Form 8-K was required to be filed pursuant to Item 9.01(a)(4) of Form 8-K.

Credit Agreement and Note Purchase Agreement
On May 8, 2018, the Company and certain of its subsidiaries entered into (1) a new senior credit agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and the lenders named therein, for the new senior secured credit facilities (the “Senior Secured Credit Facilities”), consisting of a $270.0 million senior secured term loan facility (the “Senior Term Loan”) and a $25.0 million senior secured revolving credit facility (the “Senior Revolver”); and (2) a new subordinated note purchase agreement (the “Note Purchase Agreement”) with TI IV ACHI Holdings, LP, IHC Health Services, Inc. and Ascension Health Alliance d/b/a Ascension, as purchasers, consisting of the issuance and sale of $110.0 million aggregate principal subordinated notes due 2026. The proceeds will be used, in addition to cash on hand, (1) to pay certain fees and expenses incurred in connection with the Credit Agreement and Note Purchase Agreement, (2) approximately $430.0 million was used to pay off Intermedix’s obligations under its existing credit agreement and (3) to finance working capital needs of the Company and its subsidiaries for general corporate purposes.
Senior Secured Credit Facilities
The Senior Term Loan has a seven-year maturity and the Senior Revolver has a five-year maturity. The Credit Agreement provides that the Company may make one or more offers to the lenders, and consummate transactions with individual lenders that accept the terms contained in such offers, to extend the maturity date of the lender’s term loans and/or revolving commitments, subject to certain conditions, and any extended term loans or revolving commitments will constitute a separate class of term loans or revolving commitments.

All of the Company’s obligations under the Senior Secured Credit Facilities are guaranteed by the subsidiary guarantors named therein (the “Subsidiary Guarantors”). Pursuant to (1) the Security Agreement, dated as of May 8, 2018 (the “Security Agreement”), among the Company, the Subsidiary Guarantors and Bank of America, N.A., as administrative agent, and (2) the Guaranty, dated as of May 8, 2018 (the “Guaranty”), among the Company, the Subsidiary Guarantors and Bank of America, N.A., as administrative agent, subject to certain exceptions, the obligations under the Senior Secured Credit Facilities are secured by a pledge of 100% of the capital stock of certain domestic subsidiaries owned by the Company and a security interest in substantially all of the Company’s tangible and intangible assets and the tangible and intangible assets of each Subsidiary Guarantor.

The Senior Revolver includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the “swing loans.” Any issuance of letters of credit or making of a swing loan will reduce the amount available under the revolving credit facility. As of the closing, the Company had no borrowings and no letters of credit under the Senior Revolver.

At the Company’s option, the Company may add one or more new term loan facilities or increase the commitments under the Senior Revolver (collectively, the “Incremental Borrowings”) in an aggregate amount of up to $25.0 million plus any additional amounts so long as certain conditions, including a consolidated first lien leverage ratio (as defined in the Credit Agreement) of not more than 3.75 to 1.00 (on a pari passu basis) or 5.50 to 1.00 (on a junior basis), in each case on a pro forma basis, are satisfied plus the amount of certain voluntary prepayments of Senior Term Loans.

Borrowings under the Senior Secured Credit Facilities bear interest, at the Company’s option, at: (i) an ABR rate equal to the greater of (a) the prime rate of Bank of America, N.A., (b) the federal funds rate plus 0.5% per annum, and (c) the Eurodollar rate for an interest period of one-month beginning on such day plus 100 basis points, plus 4.00% (provided that the Eurodollar rate applicable to the Term Loan Facility shall not be less than 1.00% per annum); or (ii) the Eurodollar rate (provided that the Eurodollar rate applicable to the Term Loan Facility shall not be less than 1.00% per annum), plus 5.00%. The Company is also required to pay an unused commitment fee to the lenders under the Senior Revolver at a rate of 0.50% of the average daily unutilized commitments thereunder if the first lien net leverage ratio is greater than 2.00 to 1.00, or at a rate of 0.375% at any other time. The Company must also pay customary letter of credit fees, including a fronting fee as well as administration fees.

The Credit Agreement requires the Company to make mandatory prepayments, subject to certain exceptions, with: (i) beginning with fiscal year 2019, 75% (which percentage will be reduced upon our achievement of certain first lien net leverage ratios) of the Company’s annual excess cash flow; (ii) 100% of net cash proceeds of all non-ordinary course assets sales or other dispositions of property or casualty events, subject to certain exceptions and thresholds; and (iii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted under the Credit Agreement. The Company is required to repay the Senior Term Loan portion of the Senior Secured Credit Facilities in quarterly principal installments of 0.25% of the principal amount commencing on September 30, 2018, with the balance payable at maturity. If, on or prior to November 8, 2018, the Company prepays or reprices any portion of the Senior Term Loan, the Company will be required to pay a prepayment premium of 1% of the loans being prepaid or repriced.

The Credit Agreement contains two financial covenants. (1) The Company is required to maintain at the end of each fiscal quarter, commencing with the quarter ending September 30, 2018, a consolidated first lien net leverage ratio of not more than 5.50 to 1.00. This consolidated ratio will step down in increments to 4.00 to 1.00 commencing with the fiscal quarter ending September 30, 2020. (2) The Company is required to maintain at the end of each such fiscal quarter, commencing with the quarter ending September 30, 2018, a consolidated interest coverage ratio of not less than 1.75 to 1.00. This consolidated ratio will step up in increments to 2.50 to 1.00 commencing with the fiscal quarter ending September 30, 2020.

The Credit Agreement also contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability and the ability of its subsidiaries to: (i) incur additional indebtedness; (ii) create liens on assets; (iii) engage in mergers or consolidations; (iv) sell assets; (v) pay dividends and distributions or repurchase the Company’s capital stock; (vi) make investments, loans or advances; (vii) repay certain junior indebtedness; (viii) engage in certain transactions with affiliates; (ix) enter into sale and leaseback transactions; (x) amend material agreements governing certain of the Company’s junior indebtedness; (xi) change the Company’s lines of business; (xii) make certain acquisitions; and (xiii) limitations on the letter of credit cash collateral account. The Credit Agreement contains customary affirmative covenants and events of default.

The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Note Purchase Agreement
The subordinated notes issued pursuant to the Note Purchase Agreement (the “Notes”) each have an eight-year maturity, as extended in accordance with the Note Purchase Agreement from time to time.

All of the Company’s obligations under the Note Purchase Agreement are guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guaranty, dated as of May 8, 2018 (the “Subsidiary Guaranty”), among the Company, the Subsidiary Guarantors and the Purchasers (as defined in the Note Purchase Agreement). The obligations under the Note Purchase Agreement are unsecured.

The Notes shall bear interest at 14.0% per annum, increasing by 1.0% per annum on May 8, 2021, and by an additional 1.0% per annum on each subsequent anniversary of May 8, 2018 until the Notes are repaid in full. Interest is payable quarterly in cash; provided, that, subject to the subordination agreement, (i) for any fiscal quarters ending on or prior to May 8, 2019, at the Company’s election, up to 75% of the interest payments will be payable in kind and the remaining amount of such interest payment will be payable quarterly in cash; (ii) for any fiscal quarters ending after May 8, 2019 and on or prior to May 8, 2020, at the Company’s election, up to 50% of the interest payments will be payable in kind and the remaining amount of such interest payment will be payable quarterly in cash; and (iii) for any subsequent fiscal quarters, at the Company’s election, up to 25% of the interest payments will be payable in kind and the remaining amount of such interest payment will be payable quarterly in cash.

The Note Purchase Agreement does not require any mandatory prepayments. Any voluntary prepayment of the obligations pursuant to the Note Purchase Agreement (other than in connection with a change of control) shall be subject to a prepayment premium of (a) if such prepayment is made before May 8, 2019, 3.0% of the principal amount of the obligations prepaid, (b) if such prepayment is made on or after May 8, 2019 but prior to May 8, 2020, 2.0% of the principal amount of the obligations prepaid, (c) if such prepayment is made on or after May 8, 2020 but prior to May 8, 2021, 1.0% of the principal amount of the obligations prepaid, and (d) if such prepayment is made on or after May 8, 2021, 0.0% of the principal amount of the obligations so prepaid.

The Note Purchase Agreement also contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability and the ability of its subsidiaries to: (i) create liens on assets; (ii) engage in mergers or consolidations or sell all or substantially all of their respective assets; and (iii) pay dividends and distributions or repurchase the Company’s capital stock. The Note Purchase Agreement contains customary affirmative covenants and events of default.
The foregoing summary of the Note Purchase Agreement is qualified in its entirety by reference to the Note Purchase Agreement, which is filed herewith as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.01     Completion of Acquisition or Disposition of Assets.
The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading “Background” is incorporated herein by reference.

The foregoing summary of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Agreement and its amendments as previously filed with the Securities and Exchange Commission (“SEC”).

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated into this Item 2.03 by reference.

Item 7.01     Regulation FD Disclosure.
On May 8, 2018, the Company issued a press release regarding the announcement of the completion of the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1.
The information contained in Item 7.01 of this Current Report on Form 8-K, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.
The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description
10.1
Credit Agreement, dated as of May 8, 2018, by and among R1 RCM Inc., the other parties party thereto as Credit Parties (as defined therein), Bank of America, N.A., as administrative agent and the financial institutions party thereto as lenders.

10.2
Subordinated Note Purchase Agreement, dated as of May 8, 2018, by and among R1 RCM Inc., the other parties party thereto as Subsidiary Guarantors (as defined therein), TI IV ACHI Holdings, LP, Ascension Health Alliance and the other purchasers party thereto.

99.1	Press Release dated May 8, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 8, 2018

R1 RCM Inc.

		By:	/s/ Christopher S. Ricaurte

Christopher S. Ricaurte
Chief Financial Officer and Treasurer